Exhibit 99.1
Contact:
Curt Stoelting
CEO
ph: 630-573-7326
or
Jody Taylor
CFO
ph: 630-573-7328
RC2 Corporation Reports 2007 Fourth
Quarter and Full Year Results;
Remains Focused on Sustainable Growth Opportunities
Oak Brook, IL — February 14, 2008 — RC2 Corporation (NASDAQ:RCRC) today announced its results for the fourth quarter and year ended December 31, 2007. Income from continuing operations was $0.4 million or $0.02 per diluted share in the 2007 fourth quarter. Income from continuing operations was $9.4 million or $0.44 per diluted share in the year ago fourth quarter. Income from continuing operations for the year ended December 31, 2007 was $21.6 million or $1.04 per diluted share as compared with $43.8 million or $2.04 per diluted share for the year ended December 31, 2006. Results for the fourth quarter of 2007 include $12.6 million in recall-related costs, $7.6 million net of tax, which negatively impacted diluted earnings per share by $0.40. In addition, results for the fourth quarter of 2007 include approximately $1.3 million in additional tax primarily due to an increase in rate, which negatively impacted diluted earnings per share by $0.07. Results for full year 2007 include $28.3 million in recall-related costs, $17.6 million net of tax, which negatively impacted diluted earnings per share by $0.84. Results for the fourth quarter and full year of 2006 include non-cash restructuring charges of approximately $9.1 million, net of estimated income tax benefits, or $0.42 and $0.43 per diluted share, respectively, related to discontinued automotive collectible product lines. (Consolidated statements of earnings for 2006 and 2007 as adjusted for restructuring charges and recall-related costs, respectively, are provided in the attached tables.)
Commentary
Curt Stoelting, CEO of RC2 commented, “Our fourth quarter results were negatively impacted by lower domestic consumer spending which caused many retailers to limit reorders of our products. Spending on new product launches, though higher than normal in the fourth quarter, did not produce expected sales levels and had a negative impact on profits.”
“For the full 2007 year, we are disappointed with the 2% comparative sales decline and with lower than normal profits. It was a challenging year as we experienced soft sales in our preschool products category, product cost pressures, product recalls and an 8% comparative decline in our North American sales. However, there were a few positive results. Our comparative international sales grew by 30% in 2007 due to increased market penetration in both Europe and Asia Pacific. Additionally, our management and team members have responded to product recalls by implementing, in the second half of 2007, our comprehensive Multi-Check Safety System which now covers all of our product lines.”
“Many challenges remain in 2008. We expect product cost increases to be material beginning in the first quarter of 2008. These increases are driven by higher labor, benefits, tax and currency costs which our China contract manufacturers are passing along to us. Accordingly, we are working to mitigate these increases with sourcing and supply chain initiatives and price increases. Overall economic conditions, especially for consumers in the U.S., also remain a concern for us and our retail partners.”
“We are planning 2008 as a transition year, with a focus on growing sustainable sales and improving our profits. New 2008 product launches are weighted toward product line extensions with fewer new product line introductions than in 2007. At the same time, we are incubating and developing an extensive pipeline of new product lines for introduction in 2009 and 2010 and working to improve the effectiveness of our sourcing and manufacturing options.”
Stoelting concluded, “Following our strategic plan, we continue to leverage consumer insights and digital marketing investments to guide our new product development and drive sales increases. We also remain committed to completing acquisitions that build long-term shareholder value. We are excited about the opportunities to improve our business and to build momentum for future growth.”
Stock Repurchase Program, Cash and Debt
During the first quarter of 2007, the Company announced a program to repurchase up to $75 million of the Company’s common stock over a one year period. Additionally, during the fourth quarter of 2007, the Company’s Board of Directors authorized a $75 million increase to the stock repurchase program and extended the timing of this program through December 31, 2008. Through December 31, 2007, the Company had repurchased approximately 2.9 million shares for $87.9 million. These repurchases were funded via borrowings on the Company’s revolving line of credit. The Company’s outstanding debt at December 31, 2007 was $95 million, with cash balances exceeding $57 million. During the fourth quarter, the Company increased the size of its revolving line of credit to $175 million and at December 31, 2007 had approximately $80 million of remaining borrowing capacity. Shares of the Company’s common stock may be repurchased from time to time in open market transactions or privately negotiated transactions at the Company’s discretion, subject to market conditions and other factors. Shares repurchased by the Company are held as treasury shares. This program may be extended beyond the currently authorized period or may be suspended at any time.
Fourth Quarter Operating Results
Net sales for the fourth quarter decreased by approximately 10% to $138.6 million compared with $154.6 million for the fourth quarter a year ago. The net sales decrease was attributable to the decreases in all three product categories. (Refer to the attached supplemental sales reporting schedule.) Sales in the preschool products category decreased 15% primarily due to declines in licensed toy product lines and ride-ons which offset increases generated from new product launches. In addition, recall-related returns and allowances of $0.8 million negatively impacted the net sales in the preschool products category. Sales in the youth and adult products category decreased 6%, due to lower sales of discontinued products, partially offset by sales increases attributable to new product launches and increases in John Deere toys. Sales in the infant and toddler products category decreased by approximately 6%, primarily due to lower sales of our infant and toddler play product lines, partially offset by increases attributable to the Soothie™ bottle feeding system and the American Red Cross health and wellness products marketed under The First Years® brand. In addition, recall-related returns and allowances of $0.7 million negatively impacted the net sales in the infant and toddler products category.

Fourth quarter net sales, excluding $6.3 million in net sales of discontinued product lines and $1.5 million in recall-related returns and allowances, decreased approximately 7% compared with fourth quarter 2006 net sales excluding $10.7 million in net sales of discontinued product lines. Sales in the preschool products category for the 2007 fourth quarter, excluding $0.8 million in recall-related returns and allowances, decreased approximately 14% compared with fourth quarter 2006. Sales in the youth and adult products category, excluding $6.3 million of discontinued product lines, increased approximately 10% compared with fourth quarter 2006 net sales, excluding $10.7 million of discontinued product lines. Sales in the infant and toddler products category for the 2007 fourth quarter, excluding $0.7 million in recall-related returns and allowances, decreased approximately 4% compared with fourth quarter 2006.
Gross margin decreased to 44.9% from 45.3% in the prior year fourth quarter. The 2007 fourth quarter gross margin reflects the impact of a less favorable product mix and higher returns and allowances than that experienced in the fourth quarter of 2006 and $2.0 million of recall-related costs. Gross margin for the current quarter, excluding $2.0 million in recall-related costs, was 45.9%. The 2006 fourth quarter gross margin includes $1.9 million in restructuring charges related to the discontinuance of the automotive collectible product lines. Gross margin for the 2006 fourth quarter, excluding $1.9 million in restructuring charges was 46.5%. Selling, general and administrative expenses as a percentage of net sales increased to 34.9% in the 2007 fourth quarter compared with 27.2% in the year ago quarter, primarily due to the inclusion of $6.1 million of investment spending to launch and build owned brands. Selling, general and administrative expenses for the 2007 fourth quarter, excluding the $6.1 million of investment spending, were 30.5% of net sales.
Operating income decreased to $3.0 million or 2.2% of net sales for the fourth quarter as compared with $15.2 million or 9.8% of net sales for the comparable period in 2006. Operating income for 2007, excluding $12.6 million in recall-related costs and $6.1 million of investment spending, was $21.6 million or 15.4% of net sales excluding recall-related returns and allowances. Operating income for 2006, excluding a non-cash fourth quarter restructuring charge of approximately $14.5 million, was $29.7 million or 19.2% of net sales.
(Refer to the attached Reconciliations of Non-GAAP Financial Information for 2007 and 2006).
2007 Full Year Operating Results
Net sales for the year decreased by approximately 6% to $489.0 million compared with $518.8 million for the year ended December 31, 2006. The net sales decrease was attributable to the decreases in the preschool and youth and adult products categories, partially offset by an increase in the infant and toddler products category. (Refer to the attached supplemental sales reporting schedule.) Sales in the preschool products category decreased approximately 14%, primarily driven by declines in licensed toy product lines and ride-ons which offset increases generated from new product launches. In addition, recall-related returns and allowances of $4.9 million negatively impacted the net sales in the preschool products category. Sales in the youth and adult products category decreased approximately 6% due to lower sales of discontinued products, partially offset by increases attributable to new product launches. Sales in the infant & toddler products category increased by approximately 5%, primarily driven by the licensed Take & Toss® toddler self-feeding system, Soothie bottle feeding system, American Red Cross health and wellness products and Lamaze infant development products. In addition, recall-related returns and allowances of $0.7 million negatively impacted the net sales in the infant and toddler products category.
Net sales for the year declined by 2% as compared to 2006 when excluding $22.2 million in net sales of discontinued product lines and $5.6 million in recall-related returns and allowances, compared with 2006 full year net sales excluding $37.4 million in net sales of discontinued product lines. Sales in the preschool products category, excluding $4.9 million in recall-related returns and allowances, decreased approximately 12% compared with the 2006 year. Sales in the youth and adult products category for the year, excluding $22.1 million of discontinued product lines, increased approximately 11% compared with the full year of 2006 net sales, excluding $37.1 million in net sales of discontinued product lines. Sales in the infant and toddler products category, excluding $0.7 million in recall-related returns and allowances, increased approximately 6% compared with the 2006 year.
Gross margin for the year decreased to 43.8% from 46.5% for the year ended December 31, 2006. The 2007 gross margin reflects the impact of a less favorable product mix and higher product costs than that experienced in the same period of 2006 and $10.2 million of recall-related costs. Gross margin for the year excluding $10.2 million in recall-related costs was 45.4%. The 2006 full year gross margin includes $1.9 million in restructuring charges related to the discontinuance of the automotive collectible product lines. Gross margin for the 2006 full year, excluding $1.9 million in restructuring charges was 46.9%. Selling, general and administrative expenses as a percentage of net sales increased to 33.0% for the year as compared with 29.9% for the full year of 2006, primarily due to the inclusion of $8.3 million of investment spending to launch new owned brands. Selling, general and administrative expenses for the year, excluding the $8.3 million of investment spending, were 31.3% of net sales.
Operating income decreased to $33.8 million or 7% of net sales for the year ended December 31, 2007 as compared with $72.2 million or 14% of net sales for the year ended December 31, 2006. Operating income for 2007, excluding $28.3 million in recall-related costs and $8.3 million of investment spending, was $70.4 million or 14.2% of net sales excluding recall-related returns and allowances. Operating income for 2006, excluding a non-cash fourth quarter restructuring charge of approximately $14.5 million, was $86.7 million or 16.7% of net sales.
(Refer to the attached Reconciliations of Non-GAAP Financial Information for 2007 and 2006).

Financial Outlook
Net sales for 2007 excluding recall related returns and allowances and discontinued product lines totaled $472.4 million. From this base level of 2007 net sales, the Company expects sales growth in 2008. Overall sales increases are dependent on a number of factors including continued success and expansion of continuing product lines, successful introductions of new products and product lines and retention of key licenses. Other key factors include seasonality, overall economic conditions including consumer retail spending and shifts in the timing of that spending and the timing and level of retailer orders.
The Company expects continued downward pressure on its gross margins throughout 2008, due primarily to the increased product costs and the timing of expected price increases. The Company expects that seasonality will continue to be a significant factor and that sales and earnings increases are likely to occur in the second half of 2008. Diluted earnings per share for the first quarter of 2008 are expected to be lower than the $0.37 diluted earnings per share earned in the first quarter of 2007.
Based on current sales, margin, interest and income tax estimates, the Company expects that full year 2008 diluted earnings per share from continuing operations, will range from $2.00 to $2.20. This estimate excludes the impact of any potential stock repurchases by the Company in 2008 as well as additional recall-related costs including any legal fees or other payments that parties affected by the Thomas & Friends product recalls might claim.
Use of Non-GAAP Financial Information
In addition to the results reported in accordance with U.S. generally accepted accounting principles (“GAAP”) included in this release, the Company has provided certain non-GAAP financial information, including consolidated statements of earnings information excluding recall-related costs, investment spending and restructuring charges, net sales by category adjusted to exclude net sales from discontinued product lines and recall-related returns and allowances and EBITDA (as described in more detail in the next section). Management believes that the presentation of these non-GAAP financial measures provides useful information to investors because this information may allow investors to better evaluate ongoing business performance and certain components of the Company’s results. This information should be considered in addition to the results presented in accordance with GAAP, and should not be considered a substitute for the GAAP results. The Company has reconciled the non-GAAP financial information included in this release to the nearest GAAP measure in context. See the “Consolidated Statements of Earnings as Adjusted for Recall-related Costs and Restructuring Charges,” “Net Sales by Category Excluding Discontinued Product Lines and Recall-related Returns and Allowances” and “Calculation of Adjusted EBITDA” tables below.
EBITDA
EBITDA is defined as recurring earnings before interest, taxes, depreciation and amortization and represents operating profit plus other charges set forth in the attached Calculation of Adjusted EBITDA. EBITDA is not adjusted for all non-cash expenses or for working capital, capital expenditures or other investment requirements and, accordingly, is not necessarily indicative of amounts that may be available for discretionary uses. Thus, EBITDA should not be considered in isolation or as a substitute for net earnings or cash provided by operating activities, each prepared in accordance with GAAP, when measuring RC2’s profitability or liquidity as more fully discussed in the Company’s financial statements and filings with the Securities and Exchange Commission.
Earnings Conference Call Information
The Company’s quarterly earnings conference call will be held at 4:45 p.m. EDT on Thursday, February 14, and is available live and in replay to all analysts/investors through a webcast service. To listen to the live call, go to www.earnings.com or www.vcall.com at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, replays will be available shortly after the call on CCBN and VCALL.
Company Description
RC2 Corporation (www.rc2.com) is a leading designer, producer and marketer of innovative, high-quality toys, collectibles, and infant products that are targeted to consumers of all ages. RC2’s infant, toddler and preschool products are marketed under its Learning Curve® (www.learningcurve.com) family of brands which includes The First Years by Learning Curve and Lamaze brands as well as popular and classic licensed properties such as Thomas & Friends, Bob the Builder, Winnie the Pooh, John Deere, Nickelodeon and Sesame Street. RC2 markets its youth and adult products under the Johnny Lightning® (www.johnnylightning.com) and Ertl® (www.ertl.com) brands. RC2 reaches its target consumers through multiple channels of distribution supporting more than 25,000 retail outlets throughout North America, Europe, Australia, and Asia Pacific.
Forward Looking Statements
Certain statements contained in this release are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These

statements may be identified by the use of forward-looking words or phrases such as “anticipate,’’ “believe,’’ “could,’’ “expect,’’ “intend,’’ “may,’’ “planned,’’ “potential,’’ “should,’’ “will,’’ “would’’ or the negative of those terms or other words of similar meaning. Such forward-looking statements are inherently subject to known and unknown risks and uncertainties. The Company’s actual results and future developments could differ materially from the results or developments expressed in, or implied by, these forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, the following: the risk that the charges and expenses the Company expects relating to its recalls may increase based on the amount of inventory of affected products at retailers, the amount of affected products that may be returned by consumers and the cost of providing replacement products to consumers and retailers; the effect of the recalls on the Company’s relationship with the licensors and the resolution of any claims or determinations made by such licensors including renewal and retention of licenses; the outcome of the class action lawsuits that have been filed against the Company related to the recalls and the possibility of potential new claims or litigation; the Company may not be able to manufacture, source and ship new and continuing products on a timely basis; the Company is dependent upon timely shipping of product and unloading of product through West Coast ports as well as timely rail/truck delivery to the Company’s warehouse and/or customers’ warehouses; increases in the cost of raw materials used to manufacture the Company’s products and increases in freight costs could increase the Company’s cost of sales and reduce the Company’s gross margins; currency exchange rate fluctuations, particularly in the Chinese Renminbi or the Hong Kong dollar, could increase the Company’s expenses; customers and consumers may not accept the Company’s products at prices sufficient for the Company to profitably recover development, manufacturing, marketing, royalty and other costs; the inventory policies of retailers, together with increased reliance by retailers on quick response inventory management techniques, may increase the risk of underproduction of popular items, overproduction of less popular items and failure to achieve tight shipping schedules; competition in the markets for the Company’s products may increase significantly; the Company is dependent upon continuing licensing arrangements with owners of popular and classic licensed properties such as Thomas & Friends, Bob the Builder, Winnie the Pooh, John Deere, Nickelodeon and Sesame Street, vehicle manufacturers, agricultural equipment manufacturers and other licensors; the Company may experience unanticipated negative results of litigation; the Company relies upon a limited number of independently owned factories located in China to manufacture a significant portion of its products; the Company is dependent upon the continuing willingness of leading retailers to purchase and provide shelf space for the Company’s products; and general economic conditions in the Company’s markets. Such uncertainties and other operational matters are discussed further in the Company’s quarterly and annual filings with the Securities and Exchange Commission. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.

-Tables to Follow-
###

RC2 Corporation and Subsidiaries
Consolidated Statements of Earnings

	Quarter ended December 31,				Year ended December 31,
		% of Net		% of Net		% of Net		% of Net
(in thousands, except per share data)	2007	Sales	2006	Sales	2007	Sales	2006	Sales
Net sales (1)	$138,573	100.0%	$154,550	100.0%	$488,999	100.0%	$518,829	100.0%
Cost of sales (2)	75,832	54.7%	82,639	53.5%	270,059	55.2%	275,754	53.1%
Recall-related costs	513	0.4%	—		4,624	1.0%	—
Restructuring charge related to discontinued automotive collectibles	—		1,872	1.2%	—		1,872	0.4%

Gross profit	62,228	44.9%	70,039	45.3%	214,316	43.8%	241,203	46.5%
Selling, general and administrative expenses (2)	48,390	34.9%	41,993	27.2%	161,560	33.0%	155,180	29.9%
Amortization of intangible assets	259	0.2%	204	0.1%	893	0.2%	1,149	0.3%
Recall-related costs	10,565	7.6%	—		18,068	3.7%	—
Restructuring charge related to discontinued automotive collectibles	—		12,631	8.2%	—		12,631	2.4%

Operating income	3,014	2.2%	15,211	9.8%	33,795	6.9%	72,243	13.9%
Interest expense, net	1,008	0.7%	650	0.4%	1,515	0.3%	3,465	0.7%
Other (income) expense	(781)	-0.5%	375	0.2%	(1,768)	-0.4%	530	0.1%

Income before income taxes	2,787	2.0%	14,186	9.2%	34,048	7.0%	68,248	13.1%
Income tax expense	2,389	1.7%	4,762	3.1%	12,472	2.6%	24,478	4.7%

Income from continuing operations	398	0.3%	9,424	6.1%	21,576	4.4%	43,770	8.4%
Income (loss) from discontinued operations, net of tax	—		(11,328)	-7.3%	110		(9,676)	-1.9%

Net income (loss)	$398	0.3%	$(1,904)	-1.2%	$21,686	4.4%	$34,094	6.5%

(1)	Net sales includes $1.5 million and $5.6 million of recall-related returns and allowances for the quarter and year ended December 31, 2007, respectively.

(2)	Depreciation expense was $3.4 million and $3.3 million for the quarters ended December 31, 2007 and 2006, respectively.

Depreciation expense was $14.0 million and $14.1 million for the years ended December 31, 2007 and 2006, respectively.

Basic earnings per common share:
Income from continuing operations	$0.02	$0.45	$1.05	$2.09
Income (loss) from discontinued operations	—	(0.54)	0.01	(0.46)

Net income (loss)	$0.02	$(0.09)	$1.06	$1.63

Diluted earnings per common share:
Income from continuing operations	$0.02	$0.44	$1.04	$2.04
Income (loss) from discontinued operations	—	(0.53)	0.01	(0.45)

Net income (loss)	$0.02	$(0.09)	$1.05	$1.59

Weighted average shares outstanding
Basic	18,743	21,004	20,395	20,884
Diluted	19,060	21,463	20,748	21,377

Selected Consolidated Balance Sheet Data

	December 31, 2007	September 30, 2007	December 31, 2006
	(Unaudited)
Cash and cash equivalents	$57,809	$43,182	$25,365
Trade accounts receivable, net	110,317	121,685	112,937
Inventory	77,034	78,978	83,650
Accounts payable and accrued expenses	99,076	86,672	84,160
Line of credit	95,000	80,000	—
Term loan	—	—	22,438
Stockholders’ equity	$397,378	$416,477	$451,926

RC2 Corporation
Reconciliation of Non-GAAP Financial Information
Consolidated Statements of Earnings as Adjusted for Recall-related Costs
(In thousands, except per share data)

	Quarter ended			Year ended
	December 31, 2007			December 31, 2007
			As adjusted			As adjusted
		Recall-	for Recall-		Recall-	for Recall-
	Actual	related Costs	related Costs	Actual	related Costs	related Costs

Net sales (1)	$138,573	$(1,486)	$140,059	$488,999	$(5,596)	$494,595
Cost of sales	75,832		75,832	270,059		270,059
Recall-related costs (2)	513	513	—	4,624	4,624	—

Gross profit	62,228	(1,999)	64,227	214,316	(10,220)	224,536
Selling, general and administrative expenses	48,390		48,390	161,560		161,560
Amortization of intangible assets	259		259	893		893
Recall-related costs (3)	10,565	10,565	—	18,068	18,068	—

Operating income	3,014	(12,564)	15,578	33,795	(28,288)	62,083
Interest expense, net	1,008		1,008	1,515		1,515
Other income	(781)		(781)	(1,768)		(1,768)

Income before income taxes	2,787	(12,564)	15,351	34,048	(28,288)	62,336
Income tax expense	2,389	(4,982)	7,371	12,472	(10,721)	23,193

Income from continuing operations	398	(7,582)	7,980	21,576	(17,567)	39,143
Income from discontinued operations, net of tax	—		—	110		110

Net income	$398	$(7,582)	$7,980	$21,686	$(17,567)	$39,253

Basic earnings per common share:
Income from continuing operations	$0.02	$(0.40)	$0.42	$1.05	$(0.86)	$1.91
Income from discontinued operations	—	—	—	0.01	—	0.01

Net income	$0.02	$(0.40)	$0.42	$1.06	$(0.86)	$1.92

Diluted earnings per common share:
Income from continuing operations	$0.02	$(0.40)	$0.42	$1.04	$(0.84)	$1.88
Income from discontinued operations	—	—	—	0.01	—	0.01

Net income	$0.02	$(0.40)	$0.42	$1.05	$(0.84)	$1.89

Weighted average shares outstanding:
Basic	18,743	18,743	18,743	20,395	20,395	20,395
Diluted	19,060	19,060	19,060	20,748	20,748	20,748

Notes:

(1)	Recall-related costs included in net sales include costs associated with returns and allowances.

(2)	Recall-related costs included in cost of sales primarily include costs associated with inventory reserves, replacement costs of products and testing.

(3)	Recall-related costs included in selling, general and administrative expenses primarily include freight costs and professional fees.

RC2 Corporation
Reconciliation of Non-GAAP Financial Information
Consolidated Statements of Earnings as Adjusted for Restructuring Charges
(In thousands, except per share data)

	Quarter ended			Year ended
	December 31, 2006			December 31, 2006
			As Adjusted			As Adjusted
		Restructuring	for Restructuring		Restructuring	for Restructuring
	Actual	Charges	Charges	Actual	Charges	Charges

Net sales	$154,550	$	$154,550	$518,829	$	$518,829
Cost of sales	82,639		82,639	275,754		275,754
Restructuring charge related to discontinued automotive collectibles (1)	1,872	1,872	—	1,872	1,872	—

Gross profit	70,039	(1,872)	71,911	241,203	(1,872)	243,075
Selling, general and administrative expenses	41,993		41,993	155,180		155,180
Amortization of intangible assets	204		204	1,149		1,149
Restructuring charge related to discontinued automotive collectibles (2)	12,631	12,631	—	12,631	12,631	—

Operating income	15,211	(14,503)	29,714	72,243	(14,503)	86,746
Interest expense, net	650		650	3,465		3,465
Other expense	375		375	530		530

Income before income taxes	14,186	(14,503)	28,689	68,248	(14,503)	82,751
Income tax expense	4,762	(5,410)	10,172	24,478	(5,410)	29,888

Income from continuing operations	9,424	(9,093)	18,517	43,770	(9,093)	52,863
Loss from discontinued operations, net of tax	(11,328)		(11,328)	(9,676)		(9,676)

Net (loss) income	$(1,904)	$(9,093)	$7,189	$34,094	$(9,093)	$43,187

Basic earnings per common share:
Income from continuing operations	$0.45	$(0.43)	$0.88	$2.09	$(0.44)	$2.53
Loss from discontinued operations	(0.54)	—	(0.54)	(0.46)	—	(0.46)

Net (loss) income	$(0.09)	$(0.43)	$0.34	$1.63	$(0.44)	$2.07

Diluted earnings per common share:
Income from continuing operations	$0.44	$(0.42)	$0.86	$2.04	$(0.43)	$2.47
Loss from discontinued operations	(0.53)	—	(0.53)	(0.45)	—	(0.45)

Net (loss) income	$(0.09)	$(0.42)	$0.33	$1.59	$(0.43)	$2.02

Weighted average shares outstanding:
Basic	21,004	21,004	21,004	20,884	20,884	20,884
Diluted	21,463	21,463	21,463	21,377	21,377	21,377

Notes:

(1)	Restructuring charges included in cost of sales include the write-down of inventory related to the discontinuance of the automotive collectible collectible product lines.

(2)	Restructuring charges included in selling, general and administrative expenses include the write-off of tooling, the write-off of customer relationships, the write-off of other intangibles and the accrual of minimum guaranteed royalties related to the discontinuance of the automotive collectible product lines.

RC2 Corporation and Subsidiaries
Comparative Consolidated Statements of Earnings as Adjusted for Recall-related Costs and Restructuring Charges
(In thousands, except per share data)

	Quarter ended December 31,				Year ended December 31,
	2007		2006		2007		2006
	As Adjusted for		As Adjusted for		As Adjusted for		As Adjusted for
	Recall-related	% of Net	Restructuring	% of Net	Recall-related	% of Net	Restructuring	% of Net
	Costs	Sales	Charges	Sales	Costs	Sales	Charges	Sales

Net sales	$140,059	100.0%	$154,550	100.0%	$494,595	100.0%	$518,829	100.0%
Cost of sales	75,832	54.1%	82,639	53.5%	270,059	54.6%	275,754	53.1%

Gross profit	64,227	45.9%	71,911	46.5%	224,536	45.4%	243,075	46.9%
Selling, general and administrative expenses	48,390	34.6%	41,993	27.2%	161,560	32.6%	155,180	29.9%
Amortization of intangible assets	259	0.2%	204	0.1%	893	0.2%	1,149	0.3%

Operating income	15,578	11.1%	29,714	19.2%	62,083	12.6%	86,746	16.7%
Interest expense, net	1,008	0.7%	650	0.4%	1,515	0.3%	3,465	0.7%
Other (income) expense	(781)	-0.6%	375	0.2%	(1,768)	-0.3%	530	0.1%

Income before income taxes	15,351	11.0%	28,689	18.6%	62,336	12.6%	82,751	15.9%
Income tax expense	7,371	5.3%	10,172	6.6%	23,193	4.7%	29,888	5.7%

Income from continuing operations	7,980	5.7%	18,517	12.0%	39,143	7.9%	52,863	10.2%
Income (loss) from discontinued operations, net of tax	—		(11,328)	-7.3%	110		(9,676)	-1.9%

Net income	$7,980	5.7%	$7,189	4.7%	$39,253	7.9%	$43,187	8.3%

Reconciliation of Diluted Earnings Per Share from Continuing Operations

	Quarter ended December 31,		Year ended December 31,
	2007	2006	2007	2006
As reported	$0.02	$0.44	$1.04	$2.04
Recall-related costs	0.40	—	0.84	—
Restructuring charges related to discontinued automotive collectibles	—	0.42	—	0.43

As adjusted	$0.42	$0.86	$1.88	$2.47

RC2 Corporation and Subsidiaries
Supplemental Sales Reporting
(In thousands)

	Quarter ended December 31,		Year ended December 31,
	2007	2006	2007	2006
Net sales by category:
Infant and toddler products	$41,947	$44,634	$184,936	$175,735
Preschool products	64,310	75,643	196,758	229,334
Youth and adult products	32,316	34,273	107,305	113,760

Net sales	$138,573	$154,550	$488,999	$518,829

Net sales by channel:
Chain retailers	$92,640	$103,139	$333,775	$352,555
Specialty retailers, wholesalers and OEM dealers	41,762	47,775	139,926	151,410
Corporate promotional, direct to consumers and other	4,171	3,636	15,298	14,864

Net sales	$138,573	$154,550	$488,999	$518,829

Net sales by geographic location:
North America (1)	$105,147	$128,436	$381,792	$432,769
International (2)	33,742	26,276	108,081	86,794
Sales and transfers between segments	(316)	(162)	(874)	(734)

Net sales	$138,573	$154,550	$488,999	$518,829

Net sales from discontinued operations (sold businesses)	$—	$1,710	$—	$14,101

(1)	The quarter ended December 31, 2007 includes $1.4 million of recall-related returns and allowances and $6.2 million of sales of discontinued product lines. The quarter ended December 31, 2006 includes $9.5 million in sales of discontinued product lines. The year ended December 31, 2007 includes $4.8 million of recall-related returns and allowances and $20.3 million of sales of discontinued product lines. The year ended December 31, 2006 includes $32.7 million in sales of discontinued product lines.

(2)	The quarter ended December 31, 2007 includes $0.1 million of recall-related returns and allowances and $0.1 million of sales of discontinued product lines. The quarter ended December 31, 2006 includes $1.2 million in sales of discontinued product lines. The year ended December 31, 2007 includes $0.8 million of recall-related returns and allowances and $2.0 million of sales of discontinued product lines. The year ended December 31, 2006 includes $4.7 million in sales of discontinued product lines.
Net Sales by Category Excluding
Discontinued Product Lines and Recall-related Returns and Allowances

	Quarter ended December 31,		Year ended December 31,
	2007	2006	2007	2006
Net sales by category:
Infant and toddler products	$42,665	$44,565	$185,533	$175,400
Preschool products	65,076	75,644	201,634	229,321
Youth and adult products	26,002	23,642	85,202	76,686

Net sales, as adjusted	133,743	143,851	472,369	481,407
Discontinued product lines	6,316	10,699	22,226	37,422

Net sales excluding recall-related returns and allowances	$140,059	$154,550	$494,595	$518,829

Calculation of Adjusted EBITDA
(Earnings before interest, taxes, depreciation, amortization, compensation expense for equity awards, recall-related costs and restructuring charges)

	Quarter ended December 31,		Year ended December 31,
	2007	2006	2007	2006
Operating income	$2,787	$14,186	$34,048	$68,248
Interest expense, net	1,008	650	1,515	3,465
Depreciation	3,393	3,345	13,950	14,087
Amortization	259	204	893	1,149
Compensation expense for equity awards	1,161	791	4,705	3,856
Recall-related costs	12,564	—	28,288	—
Restructing charges related to discontinued automotive collectibles	—	14,503	—	14,503

Adjusted EBITDA	$21,172	$33,679	$83,399	$105,308